Exhibit 10.26

NIKE, INC.
OPTION AGREEMENT

Pursuant to the Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to the individual listed below (the “Participant”) the right and the option (the “Option”) to purchase all or any part of the total shares of the Company’s Class B Common Stock (“Shares”) granted per the terms and conditions of this agreement between the Company and the Participant (this “Agreement”). By accepting this Option grant, the Participant agrees to all of the terms and conditions of the Plan, the Agreement and any Appendices included with the Agreement (which form part of this Agreement). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
1.     Grant Terms.

Grant Terms	Grant Details
Participant	%%FIRST_NAME%-% %%LAST_NAME%-%
Type of Option	Non-Statutory Stock Options
Shares	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%
Exercise Price	%%OPTION_PRICE,’$999,999,999.99’%-%
Expiration Date	%%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%
The Option will vest on the date(s) shown below with respect to the [number] [percentage] of Shares opposite such date(s):

Shares	Vesting Dates
%%SHARES_PERIOD1,’999,999,999’%-%	%%VEST_DATE_PERIOD1,’MM/DD/YYYY’%-%
%%SHARES_PERIOD2,’999,999,999’%-%	%%VEST_DATE_PERIOD2,’MM/DD/YYYY’%-%
%%SHARES_PERIOD3,’999,999,999’%-%	%%VEST_DATE_PERIOD3,’MM/DD/YYYY’%-%
%%SHARES_PERIOD4,’999,999,999’%-%	%%VEST_DATE_PERIOD4,’MM/DD/YYYY’%-%
2.    Termination of Employment or Service. Except as provided in this Section 2, the Option may not be exercised unless at the time of exercise the Participant is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Agreement, the Participant is considered to be employed by or in the service of the Company if the Participant is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (if different from the Company, the “Employer”). If the Participant’s employment or service with the Company terminates due to a Performance Failure (as defined herein) or for any reason other than the reasons specified in the subsections below, the Option may be exercised at any time before the Expiration Date or the expiration of three (3) months after the date of termination (the “Cancellation Date”), whichever is the shorter period, but only if and to the extent the Participant was entitled to exercise the Option on the date of termination. To the extent that following termination of employment or service, the Option is not exercised within the applicable periods set forth in this Section 2, all further rights to purchase Shares pursuant to the Option shall terminate and be forfeited.
a.Prohibited Acts. If the Participant’s employment or service with the Company terminates due to a Prohibited Act (as defined herein) all vested but unexercised Options and all unvested Options will terminate and be forfeited immediately as of the date of termination of the Participant’s employment or service with the Company.
b. Involuntary Termination. Except as provided in Section 2(d), if the Participant’s employment or service is involuntarily terminated by the Company or Employer other than due to death, total disability, a Performance Failure or a Prohibited Act (an “Involuntary Termination”), then subject to the Participant executing and causing to become irrevocable, within 60 days of such termination, a general waiver and release of claims in a form provided by the Company (the “Release Requirement”), (A) a number of outstanding unvested Options (the “Termination Accelerated Options”) will immediately vest and become exercisable in full, in respect of a number of Shares, not less than zero, equal to the difference between (i) the Prorated Portion (as defined below), less (ii) the total number of Shares underlying Options under this Agreement (if any) that have already vested prior to such date of termination, and (B) the Participant’s vested and exercisable Options (including such Termination Accelerated Options) may be exercised at any time before the first to occur of (x) the Expiration Date and (y) the date that is one (1) year after the date of termination (the “Extended Cancellation Date”).
For purposes of this Section 2(b), the “Prorated Portion” is a number equal to the product of the total number of Shares underlying Options subject to this Agreement as specified in Section 1 of this Agreement, multiplied by a fraction (the “Proration Factor”) (A) the numerator of which equals the number of full or partial months that have elapsed prior to the date of termination, excluding the month in which the Grant Date occurs and (B) the denominator of which equals the total number of months (including partial months) between the month in which the Grant Date occurs and the last vesting date specified in Section 1 of this Agreement, excluding the month in which the Grant Date occurs, in each case, as determined by the Company in its sole discretion. For clarity, if the Participant experiences an Involuntary Termination at any time (i) during the month in which the Grant Date occurs, then the Proration Factor, expressed as a percentage, will equal 0% or (ii) during the month in which the last vesting date specified in Section 1 of this Agreement occurs, then the Proration Factor, expressed as a percentage, will equal 100%. For the avoidance of doubt, if the Participant does not satisfy the Release Requirement (if applicable), the Participant will not be entitled to any Termination Accelerated Options and the Participant’s otherwise vested and exercisable Options (if any) may be exercised at any time before the first to occur of the Expiration Date and the Cancellation Date.
For purposes of this Agreement, notwithstanding any provisions in the Plan to the contrary, “Performance Failure” means the Participant’s failure to substantially perform the Participant’s reasonably assigned duties with the Company or Employer (other than any such failure resulting from incapacity due to physical or mental illness) as determined in the sole discretion of the Company.
For purposes of this Agreement, notwithstanding any provisions in the Plan to the contrary, a “Prohibited Act” means the Participant’s: (A) commission of any act involving insubordination, fraud, illegality, dishonesty, gross misconduct in the performance of employment duties, or moral turpitude; (B) breach of any material Company (or subsidiary) policy or code of conduct as may be adopted from time to time; or (C) involvement in activities where such activities violate Company (or subsidiary) policy and place the Company at risk or has or could be detrimental to or reflect unfavorably upon the Company or its reputation, brands, services, or products.
c.Death or Disability. If the Participant’s employment or service with the Company terminates because of death or total disability (within the meaning of Section 22(e)(3) of the Code), the Option shall, following the receipt and processing by the Company of any necessary and appropriate documentation in connection with the Participant’s termination (the “Processing Period”), become exercisable in full and may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the date that is four (4) years after the date of termination (the “Enhanced Extended Cancellation Date”).

d.Retirement. Notwithstanding anything to the contrary in this Agreement, in the event of a Participant’s Involuntary Termination or voluntary resignation, in each case when the Participant is Retirement Eligible, the following treatment (the “Retirement Treatment”) will apply, as applicable:
(1) In the event of an Involuntary Termination occurring
(A) before the first anniversary of the Grant Date, then the Termination Accelerated Options shall vest and become exercisable in full and the Participant’s vested and exercisable Options (including such Termination Accelerated Options) may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the Extended Cancellation Date, or
(B) on or after the first anniversary of the Grant Date, then any outstanding unvested Options shall immediately vest and become exercisable in full and the Participant’s vested and exercisable Options (including such accelerated Options) may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the Enhanced Extended Cancellation Date.
(2) In the event of a voluntary resignation by the Participant
(A) before the first anniversary of the Grant Date, then any outstanding unvested Options shall immediately terminate and forfeit and any vested Options may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the Cancellation Date, or
(B) on or after the first anniversary of the Grant Date, then any outstanding unvested Options shall immediately vest and become exercisable in full and the Participant’s vested and exercisable Options (including such accelerated Options) may be exercised at any time before the first to occur of (i) the Expiration Date and (ii) the Enhanced Extended Cancellation Date.
For purposes of this Agreement, “Retirement Eligible” means (i) the Participant’s age is at least 55 years and (ii) the Participant has at least 5 full years of employment or service with the Company or a parent or subsidiary of the Company. For the avoidance of doubt, if the Participant’s employment or service is terminated by the Company or Employer due to the occurrence of a Performance Failure or a Prohibited Act, then the Retirement Treatment specified in this Section 2(d) shall not apply, notwithstanding that such termination may occur when Participant is otherwise Retirement Eligible.
e.Absence on Leave. Absence on leave or on account of illness or disability under rules established by the Committee shall not be deemed an interruption of employment or service.
f.Change in Control. In the event of Shareholder Approval or a Change in Control, treatment shall be pursuant to the terms provided in the Plan.
3.    Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares underlying the Option until the date the Participant becomes the holder of record of those Shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Participant becomes the holder of record.
4.    Clawback. The Company may require the Participant to deliver or otherwise repay to the Company the Option and any Shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, as follows:
a.If, during the period of the Participant’s employment or service with the Company or the Employer (the “Employment Period”) or at any time thereafter, the Participant has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries;
b.If, during the Employment Period or at any time thereafter, the Participant has committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete or non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which the Participant is a party with the Company or any of its subsidiaries;
c.Pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time;
d. Pursuant to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect on the Grant Date, or such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee; or
e.If, during the Employment Period or the one (1) year period thereafter (the “Restriction Period”), the Participant, directly or indirectly, owns, manages, controls or participates in the ownership, management or control of, or becomes employed by, consults for or becomes connected in any manner with, any business engaged anywhere in the world in the athletic or sports-inspired footwear, athletic or sports-inspired apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”); the Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.
5.    Exercise of Option.
a.Method of Exercise. Subject to Section 5(b), the Option may be exercised from time to time, to the extent then vested, only by notice in writing from the Participant to the Company, or a broker designated by the Company, of the Participant’s binding commitment to purchase Shares, specifying the number of Shares the Participant desires to purchase under the Option and the date on which the Participant agrees to complete the transaction and, if required to comply with the U.S. Securities Act of 1933, as amended, containing a representation that it is the Participant’s intention to acquire the Shares for investment and not with a view to distribution (the “Exercise Notice”). On or before the date specified for completion of the purchase, the Participant must pay the Company the full exercise price of those Shares by any of the following methods at the election of the Participant: (a) cash payment by wire transfer; (b) delivery of an Exercise Notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds required to pay the full exercise price; (c) if allowed by the Committee, withholding by the Company of Shares otherwise issuable upon exercise; or (d) a combination of (a), (b) and/or (c). Unless the Committee determines otherwise, no Shares shall be issued upon exercise of the Option until full payment for the Shares has been made, including all Tax-Related Items (as defined in Section 7 below) that the Company and/or Employer have to withhold.
b.Deemed Exercise. Notwithstanding Section 5(a), the Participant acknowledges that, except as otherwise provided in Appendix B or determined by the Committee, any portion of the Option that has vested and is exercisable immediately prior to the Expiration Date, Cancellation Date, Extended Cancellation Date or Enhanced Extended Cancellation Date, as applicable, shall be deemed to have been exercised by the Participant at such time, provided (i) the Participant has accepted the Option and this Agreement, (ii) the fair market value of one Share exceeds the exercise price per Share, and (iii) the Option remains outstanding on the last day of its full term. For the avoidance of doubt, the Option that terminates upon the Cancellation Date, Extended Cancellation Date or Enhanced Extended Cancellation Date, as applicable, shall be deemed to have remained outstanding on the last day of its full term for purposes of clause (iii) in the preceding sentence. In the event the Option is exercised pursuant to this Section 5(b), the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total exercise price and any withholding for Tax-Related Items (as defined in Section 7).
6.    Nontransferability. The Option is nonassignable and nontransferable by the Participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Participant’s domicile at the time of death, and during the Participant’s lifetime, the Option is exercisable only by the Participant.
7.    Responsibility for Taxes.
a.The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all U.S. and non-U.S. income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, or the subsequent sale of Shares acquired pursuant to such exercise, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.The Participant shall, immediately upon notification of the amount of withholding for Tax-Related Items due, if any, pay to the Company or, as appropriate, the Employer by wire transfer, or irrevocably instruct a broker to pay from Share sale proceeds, amounts necessary to satisfy any applicable withholding obligations for Tax-Related Items. If additional withholding is or becomes required (including as a result of exercise of the Option or as a result of the disposition of Shares acquired pursuant to exercise of the Option) beyond any amount deposited before delivery of the Shares, the Participant shall pay such amount to the Company, or, as appropriate, the Employer by wire transfer, on demand. If the Participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Participant, including salary, subject to applicable law. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares if the Participant fails to comply with his or her obligations in connection with Tax-Related Items.
8.    Changes in Capital Structure. If the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the Option, and the exercise price for shares subject to the Option, so that the Participant’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
9.    Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
10.    Additional Company Provisions.
a.Conditions on Obligations. The Company shall not be obligated to issue Shares upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable U.S. or non-U.S. state or federal laws or regulations, including securities laws or exchange control regulations.
b.Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
c.Amendments. The Company may at any time amend this Agreement, provided that no amendment that adversely impacts the rights of the Participant under this Agreement may be made without the Participant’s written consent.
d.Committee Determinations. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder or hereunder.
e.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
f.Governing Law; Attorneys’ Fees. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of, and agree that such litigation shall exclusively be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
11.    Additional Participant Provisions
a. No Right to Employment or Service. Nothing in the Plan or this Agreement shall (i) confer upon the Participant any right to be continued in the employment of the Company or the Employer or interfere in any way with the Company’s or the Employer’s right, as applicable, to terminate the Participant’s employment at will at any time, for any reason, with or without the occurrence of a Performance Failure or Prohibited Act, or to decrease the Participant’s compensation or benefits, or (ii) confer upon the Participant any right to be retained or employed by the Company or the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company or the Employer. The determination of whether to grant any option under the Plan is made by the

Company in its sole discretion. The grant of the Option shall not confer upon the Participant any right to receive any additional option or other award under the Plan or otherwise.
b.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
c.Transfer of Rights and Benefits; Successors. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company’s successors and assigns. Subject to the restrictions on transfer of this Agreement, this Agreement shall be binding upon the Participant’s heirs, executors, administrators, successors and assigns.
12.    Appendices A and B. Notwithstanding any provisions in this Agreement, if the Participant is a resident of any country other than the United States, the Option grant shall be subject to the special terms and conditions set forth in the Appendix A to this Agreement and any country-specific terms and conditions for the Participant’s country set forth in Appendix B to this Agreement. Moreover, if the Participant relocates outside of the United States to one of the countries included in Appendix B, or from one such country to another such country, the special terms and conditions for all non-U.S. participants and for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices A and B constitute part of this Agreement.
13.    Complete Agreement. This Agreement, including the Appendices A and B, and the Plan constitute the entire agreement between the Participant and the Company, both oral and written, concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 10(b) above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.
NIKE, Inc.
By: ______________________
[NAME],
[TITLE]